Exhibit 23.4



                             David T. Thomson, P.C.
                           Certified Public Accountant




                        CONSENT OF INDEPENDENT ACCOUNTANT




To the Board of Directors
The Murdock Group Career Satisfaction Corporation

I have issued my report dated December 28, 1998, accompanying the financial statements of The Murdock Group Career Satisfaction Corporation included in the Registration Statement Form SB-2 and the related prospectus.

I consent to the use of my report, as stated above in the Registration Statement. I also consent to the use of my name in the statement with respect to me as appearing under the heading "Experts" in the Registration Statement.


David T. Thomson P.C.
/s/David T. Thompson P.C.

Salt Lake City, Utah
January 4, 1999